Exhibit 99.1

LSEG STREETEVENTS | www.lseg.com | Contact Us

©2026 LSEG. All rights reserved. Republication or redistribution of LSEG content, including by framing or similar means, is prohibited without the prior written consent of LSEG. ‘LSEG’ and the LSEG logo are registered trademarks of LSEG and its affiliated companies.

MARCH 10, 2026 / 3:00PM, GBLI.OQ - Q4 2025 Global Indemnity Group LLC Earnings Call

CORPORATE PARTICIPANTS

Evan Kasowitz Global Indemnity Group LLC - President - Belmont Holdings

Joseph Brown Global Indemnity Group LLC - Chief Executive Officer, Director

Brian Riley Global Indemnity Group LLC - Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Tom Kerr Zacks Investment Research Inc - Analyst

Ross Haberman RLH Investments - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and thank you for standing by, and welcome to the Global Indemnity Group 2025 earnings call. My name is Jonathan, and I will be your conference operator today. (Operator Instructions) As a reminder, today’s program is being recorded.

Now I’d like to introduce your host for today’s program, Evan Kasowitz, President of Belmont Holdings. Please go ahead.

Evan Kasowitz - Global Indemnity Group LLC - President - Belmont Holdings

Thank you, operator. Today’s conference call is being recorded. GBLI’s remarks may contain forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking words, including without limitation, beliefs, expectations or estimates. We caution you that such forward-looking statements should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will, in fact, be achieved.

Please refer to our annual report on Form 10-K and our other filings with the SEC for a description of the business environment in which we operate and the important factors that may materially affect our results. Global Indemnity Group LLC is not under any obligation and expressly disclaims any such obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

It is now my pleasure to turn the call over to Mr. Jay Brown, Chief Executive of Global Indemnity.

Joseph Brown - Global Indemnity Group LLC - Chief Executive Officer, Director

Thank you, Evan. Good morning and thank you for joining us for the GBLI year-end 2025 results conference call. With me today are Evan Kasowitz; and Brian Riley, our Chief Financial Officer. Following our usual format, I will first provide overview comments on my assessments of both the fourth quarter and the full year’s results. Then our CFO, Brian Riley, will provide the highlights of our financial and operating results. Following Brian’s comments, we look forward to your questions.

This quarter results continue the very strong underlying positive insurance operating trends that we have seen for the last several quarters. Our accident quarter combined ratio of 89.3% produced an underwriting profit of $11 million, a very nice increase over the 96.6% we recorded in the fourth quarter last year. This was our first sub-90% quarterly accident year combined ratio in the past several years, reflecting both exceptional property results for non-cat losses and solid casualty results.

LSEG STREETEVENTS | www.lseg.com | Contact Us

©2026 LSEG. All rights reserved. Republication or redistribution of LSEG content, including by framing or similar means, is prohibited without the prior written consent of LSEG. ‘LSEG’ and the LSEG logo are registered trademarks of LSEG and its affiliated companies.

MARCH 10, 2026 / 3:00PM, GBLI.OQ - Q4 2025 Global Indemnity Group LLC Earnings Call

Our short duration investment portfolio delivered acceptable net investment income results at $15.3 million, down a tad from the prior period of $16.1 million. As Brian will provide more details on the investment portfolio, I would just observe that we are sitting at an extremely short duration of one year with very high-quality fixed income investments. Given where we are in a very uncertain world today, I am personally happy that we are playing defense and have the ability to redeploy into a more attractive portfolio once things settle down.

As we noted in our press release, excluding the largest ever California wildfire loss that we experienced in the first quarter, our quarterly year-to-date accident results improved each quarter with a sequence of 94.8%, 94.7%, 93.2% and 92.2% for the full year. Even including the wildfire losses, which occurred in the first quarter, we still had an okay full year accident year result of 96.2%. I would also note that we did make a modest adjustment to prior year loss reserves in the fourth quarter of $9 million. That’s about 1.2% of year-end carried reserves.

The adverse development continues as it has over the past few years to be largely attributed to the accident years 2020, 2021 and 2022. These are the three years where we had an extraordinarily poor loss experience in a couple of programs, both since terminated and our New York City habitational risk. We continue to grow our ongoing book of business, which we label as core Belmont at 9%. The press release mentioned our overall reported premium growth was flat as we continue to trim back our remaining underperforming specialty programs.

I will note that the 9% growth was driven by a 77% growth in our assumed reinsurance book. 16% in Vacant Express, 8% in Collectibles and 3% in Penn-America Wholesale. The modest 3% growth in Penn was a disappointment given that we had grown at 8% for the first nine months of 2025. This was driven by a major drop in new business submissions, resulting in a very weak fourth quarter as we observed a major shift in the level of price competition in the E&S wholesale space. This heightened competition has been fueled by both our existing E&S competitors and the admitted market coming back into the property markets in a big way.

Given the work we have put into improving our current products and the discipline to trim everything that didn’t meet our underwriting criteria, we feel very strongly that we should now see Belmont core gross premiums grow in the 15% to 20% range or more in 2026. As we expected, our restructuring expenses remain high. This is due to the combination of, number one, our ongoing investments in completing year two of the three-year digital transformation of our technology stack that includes software, infrastructure and data; and number two, our investment in talent to grow our Katalyx distribution platform.

I recognize that this focused combination, along with normal operating costs leaves our overall expenses too high. As such, we are deeply focused on minimizing the effect on our competitiveness within each product channel. Having established that our Kaleidoscope platform is working for our first two deployed products exactly as envisioned two years ago. Building on this momentum, we are confident that all three of our existing direct product groups, that would be wholesale commercial, Vacant Express and Collectibles will be fully integrated on the platform by year end.

Not only will our customers see a difference in both our service levels and responsiveness, but our organization will finally be structured to benefit from scale over the next few years. In addition to the progress we have made in our software development, 98% of our data center servers have now been moved into our cloud configuration with the remaining few servers scheduled to move midyear. As we have previously commuted, all our internal data has now been moved to a modern cloud-based Fabric Lakehouse. We are currently running a large number of our existing reporting packages against both the old and the new data sources to verify that the mapping is 100% reconciled.

Equally important, the data has been structured and stored to prepare us for the significant number of emerging AI projects that are being identified across all aspects of our company. Reflecting on the last three years of significant IT investment and our renewed focus on core business, it can be challenging to see just how far we’ve come. However, our ongoing commitment to underwriting excellence has resulted in an exceptionally attractive book of in-force business. As the year progresses, we’re set to start seeing the business rationale for our digital transformation unfold in real time.

I want to reaffirm my personal belief in the strength of our existing core business. With our reorganized structure and the strategic efforts we’ve been putting in place, I am very confident that we are well positioned to deliver substantial value to our owners in the near future. At this point, I’ll turn it over to Brian.

LSEG STREETEVENTS | www.lseg.com | Contact Us

©2026 LSEG. All rights reserved. Republication or redistribution of LSEG content, including by framing or similar means, is prohibited without the prior written consent of LSEG. ‘LSEG’ and the LSEG logo are registered trademarks of LSEG and its affiliated companies.

MARCH 10, 2026 / 3:00PM, GBLI.OQ - Q4 2025 Global Indemnity Group LLC Earnings Call

Brian Riley - Global Indemnity Group LLC - Chief Financial Officer

Thank you, Jay. The underwriting results, as Jay mentioned, improved steadily since the California wildfire event that resulted in a $15.7 million of underwriting loss that contributed 4 points to the combined ratio and $12 million loss after tax. Given that, I’ll focus my discussion on operating income, excluding the impact of the California wildfires to describe year-over-year performance. Operating income, which excludes after-tax impact of unrealized losses on equity securities, was $40.2 million compared to $42.9 million in 2024. Starting with investments.

Investment income was up slightly to $62.7 million from $62.4 million in 2024, mostly in line with growth in average cash and investments as average yield remained steady at 4.4%. Growth in the investment portfolio is stunted by runoff of our loss reserves in our Belmont Non-Core segment, which declined by $67 million to $237 million at year end. The current book yield on the fixed income portfolio was 4.4% with an average duration of approximately one year, almost unchanged since December 31, 2024. The average credit quality of the fixed income portfolio remains at AA-.

Second, corporate expenses were higher by $6 million, resulting from personnel costs and professional fees for the build-out of Katalyxand mergers and acquisition activity. Lastly, calendar year underwriting income increased by about $5 million, a 1 point improvement in the combined ratio to 94.6% compared to 95.6% in 2024 and consists of a few notable components. First, current accident year underwriting income improved by $13.9 million as the current accident year combined ratio of 92.2% was better than ‘24 by 3.2 points.

Our loss ratio was better than ‘24 by 4.1 points, driven by both property and casualty. Property was 44.8, 9.3 points better than 2024. And casualty was 57.6, better than ‘24 by around 1 point. As Jay mentioned, our expense ratio continues to be elevated, about 1 point higher than ‘24 for investment in personnel to build out Katalyx. Partially offsetting the strong current accident year results was an increase to prior accident year losses of $9 million.

As Jay mentioned, this increase was driven by accident years ‘20 through ‘22 on a couple of terminated programs and New York habitational business, mainly severity driven.

Turning to premiums. Belmont core gross written premiums was $401 million compared to $400 million in 2024. Excluding terminated products, gross written premiums increased 9% to $401 million compared to $367 million in 2024. Let me add a little color at the divisional level. Penn-America finished the year up 3% at $256 million, lower than growth of 8% through the first nine months, mainly due to the decline in new business in the fourth quarter due to increased competition in the E&S marketplace as well as competition from admitted markets. Retention, however, does remain strong at 70%.

Collectibles finished the year up 8% and Vacant Express finished the year up 16%, driven by continued agency expansion. Belmont core assumed reinsurance gross written premiums grew 77% to $45 million, resulting from seven new treaties we added during 2024 and seven new treaties added in 2025, increasing our in-force treaties to 17 as of year end. Specialty Products, excluding programs terminated during ‘24, ended the year flat at $37 million.

In summary, although we are seeing increased competition in the marketplace, we are optimistic given our underwriting performance trends over the last three accident years. Our investment portfolio remains positioned to invest in longer duration maturities at higher yields. Booked reserves remain solidly above current actuarial indications. And last, discretionary capital, which we consider to be the amount of consolidated equity in excess of that required to maintain the strongest levels with our rating agencies, is $284 million at year end.

Thank you. We will now take your questions.

LSEG STREETEVENTS | www.lseg.com | Contact Us

©2026 LSEG. All rights reserved. Republication or redistribution of LSEG content, including by framing or similar means, is prohibited without the prior written consent of LSEG. ‘LSEG’ and the LSEG logo are registered trademarks of LSEG and its affiliated companies.

MARCH 10, 2026 / 3:00PM, GBLI.OQ - Q4 2025 Global Indemnity Group LLC Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Tom Kerr, Zacks SCR.

Tom Kerr - Zacks Investment Research Inc - Analyst

Did you give an expense ratio for the fourth quarter or what would that be?

Joseph Brown - Global Indemnity Group LLC - Chief Executive Officer, Director

Brian is thinking for a second.

Brian Riley - Global Indemnity Group LLC - Chief Financial Officer

Yes, a little over 40%, 40.5%.

Tom Kerr - Zacks Investment Research Inc - Analyst

Okay. And just a big picture on the expense ratio. Again, you said it’s going to be elevated. Does it drift down towards the end of the year finally? Or is it more a level and 2027 is going to see the big improvement in expense ratios?

Brian Riley - Global Indemnity Group LLC - Chief Financial Officer

I think 2026 will be pretty level with that. We’ll start to see some improvement starting in ‘27.

Tom Kerr - Zacks Investment Research Inc - Analyst

Okay. And on the competition, maybe your big picture thoughts on just the overall cycle, the competition. You mentioned it’s just in E&S, but is there other stuff going on broad-based in the P&C world that’s seen softening turn or whatever you want to call it?

Joseph Brown - Global Indemnity Group LLC - Chief Executive Officer, Director

Sure. I don’t know if it’s my sixth or seventh cycle in 50 years, but they all seem to have similar ingredients. We seem, as an industry, to be very uncomfortable making money. And when we make a lot of money and particularly when we don’t have a lot of cat losses, the market reacts much, much quicker than it used to just simply because information systems are better today, the market is more responsive. I think the fourth quarter, the concentrated change in the property markets driven by not only our own excellent results, but everybody’s excellent results has caused the admitted market to come back in and a significant drop in actual available premium.

Now when we look out and talk to our various wholesale partners and look at their numbers, obviously, it’s not the same across the board, but there was a big change in the fourth quarter. And so I think we’re looking at headwinds going into ‘26. We’re working very quickly to map against what we had been offering in the fourth quarter into the first quarter and making adjustments in real time to try and match up against our competition where we feel comfortable we can still make money. But this is a big change in the cycle, not to be underestimated. It’s very different.

It’s concentrated for us in the wholesale market, but we see a little bit of the effect in Vacant Express, obviously, also, too.

LSEG STREETEVENTS | www.lseg.com | Contact Us

©2026 LSEG. All rights reserved. Republication or redistribution of LSEG content, including by framing or similar means, is prohibited without the prior written consent of LSEG. ‘LSEG’ and the LSEG logo are registered trademarks of LSEG and its affiliated companies.

MARCH 10, 2026 / 3:00PM, GBLI.OQ - Q4 2025 Global Indemnity Group LLC Earnings Call

Tom Kerr - Zacks Investment Research Inc - Analyst

Okay. Great. Two more quick ones. So the specialty products premiums, is that an inflection point where it’s going to be stable? Or is there - is that where you want to be? Or is there more declines do you think this year?

Brian Riley - Global Indemnity Group LLC - Chief Financial Officer Short term, I think it’s pretty stable with some in 2026 again, starting with a little more growth in 2027.

Joseph Brown - Global Indemnity Group LLC - Chief Executive Officer, Director We trimmed out more than two-third of the book in the last two years. That really bad ones went away right away when I first got here. And we picked up a few more that we identified that had issues and have got rid of them in the past 12 months. We ended the year with programs that we’re 100% comfortable with going forward. So we do expect to see some organic growth in that area in ‘26.

Tom Kerr - Zacks Investment Research Inc - Analyst

Got it. Last one is you guys switched to the Nasdaq, I think, four months ago maybe? Or any benefits to that or any good reasons or benefits from switching from the New York Stock Exchange to the Nasdaq?

Joseph Brown - Global Indemnity Group LLC - Chief Executive Officer, Director

Well, as advertised, we should get better trading volumes, but I don’t think we’ve seen that quite yet. So we’re hoping to see a little bit more activity for both buyers and sellers because our market - our actual public market has been so thin in trading volumes. It’s been hard for buyers to determine buy a big chunk or sellers to move on from owning our stock. And so we’re hoping the volumes pick up a bit and that they get a better execution on both sides.

Operator

Ross Haberman, RLH Investments.

Ross Haberman - RLH Investments - Analyst

Could you talk about any exposure, one on the private equity side, there’s been a lot of discussion about that in the last couple of months. And any reinsurance exposure to what’s happening in the Middle East.

Joseph Brown - Global Indemnity Group LLC- Chief Executive Officer, Director

Thank goodness, not to any of our knowledge, do we have any exposure to what’s happening directly in the Middle East. In terms of private equity, do you mean on the investment side?

Ross Haberman - RLH Investments - Analyst

Yes. Yes.

LSEG STREETEVENTS | www.lseg.com | Contact Us

©2026 LSEG. All rights reserved. Republication or redistribution of LSEG content, including by framing or similar means, is prohibited without the prior written consent of LSEG. ‘LSEG’ and the LSEG logo are registered trademarks of LSEG and its affiliated companies.

MARCH 10, 2026 / 3:00PM, GBLI.OQ - Q4 2025 Global Indemnity Group LLC Earnings Call

Joseph Brown - Global Indemnity Group LLC - Chief Executive Officer, Director

We do not hold it. We don’t hold any direct private equity. We do have some small investments in some private credit funds. I think roughly about $20 million at this point in time.

Ross Haberman - RLH Investments - Analyst

And what’s your thought going forward with those funds? Are you comfortable with them? Do you think you’re going to exit? What’s your thought going forward with those funds?

Joseph Brown - Global Indemnity Group LLC - Chief Executive Officer, Director

four or five months into it, I would have to say we’re disappointed. The hard question is always should I be a buyer versus a seller at this point in time. And it’s - our investment portfolio is managed by a subcommittee of the Board, and they spent a fair amount of time discussing it at last week’s Board meeting. So it’s individual discussions. There’s a difference between the four different BDCs that we owned.

And so we’re hopeful that whatever pain we felt in that is behind us. But as you know, it’s been a bit of a free fall for the last three or four weeks.

Ross Haberman - RLH Investments - Analyst

Yes, I’ve seen that. Last question. I did see you took some realized losses about $3.6 million last year. Was that related to the private debt? Or can you tell us a little bit about what (inaudible) from?

Brian Riley - Global Indemnity Group LLC - Chief Financial Officer

Ross, that’s exactly it. It’s realized gains on the income statement but unrealized in the sense that they’re mark-to-market, and we’re still holding them.

Ross Haberman - RLH Investments - Analyst

And again, that’s related to the $20 million gross exposure you’re saying?

Brian Riley - Global Indemnity Group LLC - Chief Financial Officer

Yes.

Joseph Brown - Global Indemnity Group LLC - Chief Executive Officer, Director

Yes, $20 million, exactly.

LSEG STREETEVENTS | www.lseg.com | Contact Us

©2026 LSEG. All rights reserved. Republication or redistribution of LSEG content, including by framing or similar means, is prohibited without the prior written consent of LSEG. ‘LSEG’ and the LSEG logo are registered trademarks of LSEG and its affiliated companies.

MARCH 10, 2026 / 3:00PM, GBLI.OQ - Q4 2025 Global Indemnity Group LLC Earnings Call

Ross Haberman - RLH Investments - Analyst

Okay. And final question, going back to the prior questioner, he talked about your overhead and expense ratio. Should that be moderating, I should say, over the next couple of quarters? Or should we see the level of expense that we saw in this fourth quarter, again, ex that $9 million, I guess, adjustment you mentioned?

Joseph Brown - Global Indemnity Group LLC - Chief Executive Officer, Director

Yes. Our existing book continues to perform very well. Our in-force loss portfolio book and our loss reserves and our existing in-force premium. We don’t see any major changes happening in that in the near term. I do think that it’s hard to count on the kind of exceptional year we have to be duplicated back to back.

But certainly, through whatever we are two months and a few days into the first part of the year, our property book continues to perform well and our casualty looks good.

Operator

Thank you very much. And I’m not showing any further questions from the phone lines at this time. We’ll now move to our web questions.

Evan Kasowitz - Global Indemnity Group LLC - President - Belmont Holdings

Thank you, Jonathan. We have one web question from Joel Straka value per share, including the dividend, grew 1% last year. That’s obviously an unacceptable return what return on equity do you expect in 2026 and 2027? And how does that compare to your cost of equity?

Joseph Brown - Global Indemnity Group LLC - Chief Executive Officer, Director

Tough question. I would say book value before we pay dividends should increase a minimum of 6% to 7% a year with our current structure. And that would be the same for both of the next two years. We are carrying an extraordinary level of excess capital. Brian actually added a different way of thinking about our return on the underlying insurance business and investment business, taking out all of the excess you see a return that’s in the low to mid-teens.

That’s kind of the underlying book of business we’re managing, and we have to deal with our cost structure and our excess capital. We believe the opportunity is emerging very quickly to deploy that excess capital in our business.

We’ve structured our IT investments such that we could add product very easily. We can increase our writings 30%, 40%, 50% without any real substantial change. I mean infinitesimal change in our staffing under the new system that we’ve been building. And so we’re really poised to be able to deliver much better returns. And I would share your conclusion that the return over the last couple of years has been unacceptable.

And it’s certainly something that we spend an enormous amount of time in the Board room about why we’ve had those numbers produced. And that’s not something we’re proud of and it’s something we expect to do better going forward.

Operator

Tom Kerr, Zacks SCR.

LSEG STREETEVENTS | www.lseg.com | Contact Us

©2026 LSEG. All rights reserved. Republication or redistribution of LSEG content, including by framing or similar means, is prohibited without the prior written consent of LSEG. ‘LSEG’ and the LSEG logo are registered trademarks of LSEG and its affiliated companies.

MARCH 10, 2026 / 3:00PM, GBLI.OQ - Q4 2025 Global Indemnity Group LLC Earnings Call

Tom Kerr - Zacks Investment Research Inc - Analyst

Okay, sorry. Just one final question and this wouldn’t be a GBLI call without a share buyback question. Either 58% of book value, I think, as of today, $284 million discretionary capital. I don’t think anybody is saying by $284 million in shares buyback. But any updated comment on share buybacks from three months ago when we had the last call.

Joseph Brown - Global Indemnity Group LLC - Chief Executive Officer, Director

No. Just to elaborate, our Board continues to believe the investments we’ve been making in our company will lead us to a real opportunity going forward to put that capital to work either through additional product inside our existing channels or adding additional arms to our company. And so it’s a tough call. And I would agree with what you’re saying that it’s - it looks like a lot of capital, and it’s something we want to redeploy.

Operator

Ross, RLH Investments.

Ross Haberman - RLH Investments - Analyst

Sorry, Jay, just one final question along the lines you were talking about. Are you actively looking to buy new lines of business as part of the expansion or as part of the organic growth plan and/or would that include, if you found small, I don’t know, small public and/or private businesses with that are you actively looking in that direction as part of the expansion plan.

Joseph Brown - Global Indemnity Group LLC - Chief Executive Officer, Director

Yes, let me remind you that a year ago, a little bit over a year ago, we split the company into a distribution platform, Katalyx and Belmont Insurance, which is our insurance platform. Belmont obvious is where the excess capital sits. And so they’re open for more business, entertaining additional programs or individual MGAs that might approach them with existing books of business that would meet Belmont’s appetite. On the Katalyx side, we spent most of last year looking at an enormous number of possible acquisitions, some of which would have involved Belmont underwriting the business, most of which would have been coming with other capacity.

And as we’ve looked at those, we obviously didn’t find a large number of acquisitions. So we continue to sit with a large amount of excess capital. But we’ve been active and open for business. Our best growth the most predictable growth and the best way to continue profitability is to grow our existing business and so I would say, 85%, 90% of our focus as a management team continue to execute what we’ve been doing well for the past two or three years in our core business.

If that continues to perform well, it’s easier than to add business to that as we go forward.

Operator

This does conclude the question-and-answer session of today’s program. I’d like to hand the program back to Evan Kasowitz for any further remarks.

Evan Kasowitz - Global Indemnity Group LLC - President - Belmont Holdings

Thank you again. This concludes our 2025 fourth quarter earnings call. We look forward to speaking with you about our first quarter 2026 results.

LSEG STREETEVENTS | www.lseg.com | Contact Us

©2026 LSEG. All rights reserved. Republication or redistribution of LSEG content, including by framing or similar means, is prohibited without the prior written consent of LSEG. ‘LSEG’ and the LSEG logo are registered trademarks of LSEG and its affiliated companies.

MARCH 10, 2026 / 3:00PM, GBLI.OQ - Q4 2025 Global Indemnity Group LLC Earnings Call

Operator

Thank you, ladies and gentlemen, for your participation in today’s conference. This does conclude the program. You may now disconnect. Good day.

DISCLAIMER

LSEG reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES LSEG OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2026, LSEG. All Rights Reserved.

LSEG STREETEVENTS | www.lseg.com | Contact Us

©2026 LSEG. All rights reserved. Republication or redistribution of LSEG content, including by framing or similar means, is prohibited without the prior written consent of LSEG. ‘LSEG’ and the LSEG logo are registered trademarks of LSEG and its affiliated companies.